UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VERICHIP CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
The following event occurred after the proxy statement was filed with the Securities and Exchange Commission and mailed to stockholders:
On May 15, 2008, VeriChip Corporation (the “Company”) entered into a Separation Agreement (the “Separation Agreement”) with Scott R. Silverman, its Chairman and Chief Executive Officer. On July 9, 2008, the Company and Mr. Silverman entered into an Amendment to the Separation Agreement (the “Amendment”). The Amendment extends the date, under Section I.C. of the Agreement, that Mr. Silverman may receive payments for a strategic transaction involving the VeriMed business or the Company from July 15, 2008 to July 31, 2008.
On July 9, 2008, a lawsuit was served on the Company by Jerome C. Artigliere, a former executive of the Company’s stockholder, Digital Angel Corporation. The lawsuit, which also names Digital Angel Corporation, alleges that Mr. Artigliere holds options to acquire shares of common stock of the Company and that he has been denied the right to exercise those options. The complaint seeks damages, including injunctive relief related to the upcoming special meeting of Company stockholders. The Company believes the complaint includes inaccuracies, is without merit and intends to defend the lawsuit.